Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

STARK BENEFICIAL, INC.

MICHAEL ANTHONY

CHINA GREENSTAR HOLDINGS LIMITED

AND

SHAREHOLDERS LISTED ON SCHEDULE I

DATED: December 15, 2014

TABLE OF CONTENTS

		Page

SECTION I	DEFINITIONS	1

SECTION II	EXCHANGE OF SHARES AND SHARE CONSIDERATION	6

SECTION III	CLOSING DATE	7

SECTION IV	REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS	7

SECTION V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

SECTION VI	REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND THE ACQUIROR COMPANY PRINCIPAL SHAREHOLDER	13

SECTION VII	COVENANTS OF THE ACQUIROR COMPANY	20

SECTION VIII	CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY	20

SECTION IX	CONDITIONS PRECEDENT OF THE COMPANY AND THE SHAREHOLDERS	21

SECTION X	INDEMNIFICATION; REMEDIES	23

SECTION XI	GENERAL PROVISIONS	24

SCHEDULE I	COMPANY SHAREHOLDERS

SCHEDULE II	ACQUIROR COMPANY LIABILITIES

EXHIBIT A	SHARES AND ACQUIROR COMPANY SHARES TO BE EXCHANGED

EXHIBIT B	DEFINITION OF “ACCREDITED INVESTOR”

EXHIBIT C	DEFINITION OF “U.S. PERSON”

EXHIBIT D	ACCREDITED INVESTOR REPRESENTATIONS

EXHIBIT E	NON U.S. PERSON REPRESENTATIONS

i

Share Exchange Agreement

This Share Exchange Agreement, dated as of December 15, 2014, is made by and among Stark Beneficial, Inc., a Delaware corporation (the “Acquiror Company”), Michael Anthony (the “Acquiror Company Principal Shareholder” or “Anthony”), China Greenstar Holdings Limited, a company organized under the laws of the British Virgin Islands (the “Company”), and each of the Persons listed on Schedule I hereto who are shareholders of the Company (collectively, the “Shareholders”, and individually a “Shareholder”).

BACKGROUND

WHEREAS, the Shareholders have agreed to transfer to the Acquiror Company, and the Acquiror Company has agreed to acquire from the Shareholders, all of the Shares, which Shares constitute 100% of the issued and outstanding shares of the Company, in exchange for 102,100,000 shares of the Acquiror Company Common Stock to be issued on the Closing Date (the “Acquiror Company Shares”), which Acquiror Company Shares shall constitute approximately 99% of the issued and outstanding shares of Acquiror Company Common Stock immediately after the closing of the transactions contemplated herein, in each case, on the terms and conditions as set forth herein,

WHEREAS, as of the date hereof, the Shareholders have delivered US$25,000 (the “Initial Deposit”) directly to the Acquiror Company Principal Shareholder, and the balance in the amount of US$325,000 has been delivered in a non-interest bearing escrow account maintained by Loeb & Loeb LLP, as escrow agent, which funds shall be released from escrow in accordance with this Agreement, and

WHEREAS, immediately prior to the Share Exchange and as a condition to its consummation, there shall be released from escrow and paid to the Acquiror Company Principal Shareholder the sum of US$134,645.61 for the repurchase by the Acquiror Company of 2,100,000 shares of Acquiror Company Common Stock and 5,000,000 shares of Acquiror Company Preferred Stock held by the Acquiror Company Principal Shareholder (the “Repurchase”), and there shall be released from escrow and paid to the Creditors (as defined below) on behalf of the Acquiror Company Principal Shareholder the sum of US$215,354.39, together with the Initial Deposit, totaling an aggregate amount equal to US$350,000.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section 1 will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1 “Accredited Investor” has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit B.

1.2 “Acquired Company” means the Company.

1.3 “Acquiror Company Balance Sheet” means the Acquiror Company’s balance sheet at September 30, 2014.

1.4 “Acquiror Company Board” means the Board of Directors of the Acquiror Company.

1.5 “Acquiror Company Common Stock” means the Acquiror Company’s common stock, par value US $0.001 per share.

1.6 “Acquiror Company Preferred Stock” means the Acquiror Company’s preferred stock, par value US $0.001 per share.

1.7 “Acquiror Company Shares” means the Acquiror Company Common Stock being issued to the Shareholders pursuant hereto.

1.8 “Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

1.9 “Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

1.10 [Intentionally Omitted]

1.11 “Closing Date” has the meaning set forth in Section 3.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and the Exchange Act.

1.14 “Company” means China Greenstar Holdings Limited, a company organized under the laws of the British Virgin Islands.

1.15 “Company Board” means the Board of Directors of the Company.

1.16 “Company Indemnified Party” has the meaning set forth in Section 9.1.

1.17 “Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Company and the PRC Company.

1.18 “Creditors” means the creditors of the Acquiror Company as set forth on Schedule II.

1.19 “Distributor” means any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

1.20 “Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

1.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.22 “Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

1.23 “Exhibits” means the several exhibits referred to and identified in this Agreement.

2

1.24 “Form 8-K” means a current report on Form 8-K under the Exchange Act.

1.25 “GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

1.26 “Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.27 “HK Company” means Greenstar Group (HK) Limited, a company organized under the laws of Hong Kong.

1.28 “Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

1.29 “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

1.30 “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.31 “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.32 “Material Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company, of the type and nature that the Acquiror Company is required to file with the Commission.

1.33 “Material Adverse Effect” means, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or (b) materially impair the ability of the Acquiror Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company operates or (c) result in litigation, claims, disputes or property loss in excess of US$25,000 in the future, and that would prohibit or otherwise materially interfere with the ability of any party to this Agreement to perform any of its obligations under this Agreement in any material respect.

1.34 “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.35 “Ordinary Shares” means the Company’s ordinary shares, par value US $1.00 per share.

3

1.36 “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

1.37 “Permitted Liens” means (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect.

1.38 “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.39 “PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

1.40 “PRC Company” means the WFOE.

1.41 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.42 “Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

1.43 “Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.44 “Schedule 14(f) Filing” means an information statement filed by the Acquiror Company on Schedule 14f-1 under the Exchange Act.

1.45 “Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

1.46 “SEC Documents” has the meaning set forth in Section 6.26.

1.47 “Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.48 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.49 “Share Exchange” has the meaning set forth in Section 2.1.

1.50 “Shares” means the issued and outstanding Ordinary Shares of the Company.

4

1.51 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.52 “Survival Period” has the meaning set forth in Section 10.1.

1.53 “Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.54 “Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group for the purpose of any Taxes.

1.55 “Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.56 “Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

1.57 “U.S.” means the United States of America.

1.58 “U.S. Dollars” or “US $” means the currency of the United States of America.

1.59 “U.S. Person” has the meaning set forth in Regulation S under the Securities Act and set forth on Exhibit C hereto.

1.60 “WFOE” means Shenzhen Greenstar Technology Limited, a wholly foreign owned enterprise under the laws of the PRC.

5

SECTION II

EXCHANGE OF SHARES AND SHARE CONSIDERATION

2.1 Share Exchange. At the Closing, (i) the Shareholders shall transfer 100 Shares, representing all of the issued and outstanding shares of the Company to the Acquiror Company, (ii) an amount equal to US$ 134,645.61shall be released from escrow to the Acquiror Company Principal Shareholder for the Repurchase, and (iii) an aggregate amount equal to US$215,354.39 shall be released from escrow to Creditors in the amounts set forth on Schedule II attached hereto, and in consideration therefor, subject to Section 2.2, Acquiror Company shall issue an aggregate of 102,100,000 fully paid and nonassessable shares of Acquiror Company Common Stock (the “Share Exchange”), to each such Shareholder in the amounts set forth on Exhibit A.

2.2 Directors of Acquiror Company at Closing Date. On the Closing Date, the current director of the Acquiror Company shall appoint Mr. Chen Huangchen, to serve as a member and Chairman of the Acquiror Company Board, and shall nominate Messrs. Yu Ben Ansheng to serve as a member of the Acquiror Company Board, such nomination to be effective on the tenth day after mailing the Schedule 14(f) to the stockholders of record of the Acquiror Company (the “Effective Time”). On the Closing Date, Anthony shall tender his resignation as a director of the Acquiror Company to be effective at the Effective Time.

2.3 Officers of Acquiror Company at Closing Date. On the Closing Date, Anthony shall resign from each officer position held at the Acquiror Company and the Acquiror Company Board shall appoint Mr. Yu Ben Ansheng to serve as Chief Executive Officer and President, and Ms. Janet Chan to serve as Chief Financial Officer and Treasurer.

6

SECTION III

CLOSING DATE

3.1 Closing Date. The closing of the Share Exchange (the “Closing”) shall take place at 10:00 a.m. E.D.T. on the day all of the closing conditions set forth in Sections 8 and 9 herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154.

SECTION IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

4.1 Generally. Each Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror Company:

4.1.1 Authority. Such Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which such Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations under this Agreement and each of the Transaction Documents to which such Shareholder is a party. This Agreement has been, and each of the Transaction Documents to which such Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Shareholder. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than such Shareholder, this Agreement is, and each of the Transaction Documents to which such Shareholder is a party have been, duly authorized, executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.1.2 No Conflict. Neither the execution or delivery by such Shareholder of this Agreement or any Transaction Document to which such Shareholder is a party, nor the consummation or performance by such Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of such Shareholder (if such Shareholder is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which such Shareholder is a party or by which the properties or assets of such Shareholder are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which such Shareholder, or any of the properties or assets of such Shareholder, may be subject.

4.1.3 Ownership of Shares. Such Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, such Shareholder’s Shares free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which such Shareholder is a party or by which such Shareholder or such Shareholder’s Shares are bound with respect to the issuance, sale, transfer, voting or registration of such Shareholder’s Shares. At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to such Shareholder’s Shares free and clear of any and all Liens.

4.1.4 Litigation. There is no pending Proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

7

4.1.5 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against such Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and such Shareholder will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

4.2 Investment Representations. Each Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror Company:

4.2.1 Acknowledgment. Each Shareholder understands and agrees that the Acquiror Company Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, Regulation D for offers and sales to accredited investors, or Regulation S for offers and sales of securities outside the U.S.

4.2.2 Status. By its execution of this Agreement, each Shareholder, severally and not jointly, represents and warrants to the Acquiror Company, either that:

(a) such Shareholder is an Accredited Investor; or

(b) such Shareholder is not a U.S. Person.

Each Shareholder severally understands that the Acquiror Company Shares are being offered and sold to such Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Acquiror Company Shares on which the Acquiror Company is relying.

4.2.3 Additional Representations and Warranties of Accredited Investors. Each Shareholder that is a U.S. person, severally and not jointly, further makes the representations and warranties to the Acquiror Company set forth on Exhibit D.

4.2.4 Additional Representations and Warranties of Non-U.S. Persons. Each Shareholder that is not a U.S. person, severally and not jointly, further makes the representations and warranties to the Acquiror Company set forth on Exhibit E.

4.2.5 Stock Legends. Each Shareholder hereby agrees with the Acquiror Company as follows:

(a) Securities Act Legend Accredited Investors. The certificates evidencing the Acquiror Company Shares issued to those Shareholders who are Accredited Investors, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

8

(b) Securities Act Legend - Non-U.S. Persons. The certificates evidencing the Acquiror Company Shares issued to those Shareholders who are not U.S. Persons, and each certificate issued in transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(c) Other Legends. The certificates representing such Acquiror Company Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(d) Opinion. No Shareholder will transfer any or all of the Acquiror Company Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Shareholder’s Acquiror Company Shares, without first providing the Acquiror Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Acquiror Company) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(e) Consent. Each Shareholder understands and acknowledges that the Acquiror Company may refuse to transfer the Acquiror Company Shares, unless such Shareholder complies with this Section 4.2.5 and any other restrictions on transferability set forth in Exhibits D and E. Each Shareholder consents to the Acquiror Company making a notation on its records or giving instructions to any transfer agent of the Acquiror Company’s Common Stock in order to implement the restrictions on transfer of the Acquiror Company Shares.

SECTION V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquiror Company as follows:

5.1 Organization and Qualification.

5.1.1 The Company is duly incorporated and validly existing under the laws of the British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

9

5.1.2 The HK Company is duly organized, validly existing and in good standing under the laws of Hong Kong, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.

5.1.3 The PRC Company is duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. None of the registered capital of the PRC Company has been paid up as of the date hereof.

5.2 Subsidiaries. Except for the WFOE and the HK Company, the Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

5.3 Organizational Documents.

5.3.1 Copies of the Memorandum and Articles of Association of the Company, and the documents which constitute all other Organization Documents of the Company, that have been delivered to the Acquiror Company prior to the execution of this Agreement are true and complete and have not been amended or repealed. The Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as, in the aggregate, would not have a Material Adverse Effect.

5.3.2 Copies of the Memorandum and Articles of Association of the HK Company, and the documents which constitute all other Organization Documents of the HK Company, that have been delivered to the Acquiror Company prior to the execution of this Agreement are true and complete and have not been amended or repealed. The HK Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as, in the aggregate, would not have a Material Adverse Effect.

5.3.3 True, correct and complete copies of the organizational documents of the PRC Company has been delivered to the Acquiror Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such organizational documents. The PRC Company is not in violation or breach of any of the provisions of its organizational documents, except for such violations or breaches as, would not have a Material Adverse Effect.

5.4 Authorization and Validity of this Agreement. The Company has all requisite authority and power (corporate and other), authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror Company. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Shareholders any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

10

5.5 No Violation. Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound ; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties hereto and thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

5.7 Capitalization and Related Matters.

5.7.1 Capitalization of the Company. The authorized capital stock of the Company consists of 50,000 Ordinary Shares, of which 100 shares are issued and outstanding. There are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company. The issuance of all of the Ordinary Shares described in this Section 5.7.1 has been in compliance with the laws of the British Virgin Islands. All issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.7.2 Capitalization of the HK Company. The authorized capital stock of the HK Company consists of 10,000 ordinary shares, of which 100 shares are issued and outstanding. There are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the HK Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the HK Company. The issuance of all of the ordinary shares of the HK Company described in this Section 5.7.2 has been in compliance with the laws of Hong Kong. All issued and outstanding shares of the HK Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

11

5.7.3 Capitalization of the PRC Company. The share capital of the PRC Company consists of HK$1,000,000. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. The issued and outstanding shares of capital stock of the PRC Company has been duly authorized, validly issued, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, their respective organizational documents or any agreement to which the Company is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of the PRC Company. None of the registered capital of the PRC Company has been paid up as of the date hereof. The owner of the shares of the PRC Company owns, and has good, valid and marketable title to, all shares of capital stock of the PRC Company. There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the PRC Company to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the capital stock of the PRC Company. None of the outstanding shares of capital stock of the PRC Company has been issued in violation of any rights of any Person or in violation of any Law.

5.7.5 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

5.8 Shareholders. Schedule I contains a true and complete list of the names of the record holders of all of the outstanding capital stock of the Company. Except as expressly provided in this Agreement, no holder of Shares or any other security of the Company or any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise. There is no voting trust, agreement or arrangement among any of the Shareholders of any capital stock of the Company affecting the exercise of the voting rights of any such capital stock.

5.9 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect, the business and operations of the Company, the HK Company and the PRC Company have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, neither the Company, the HK Company, nor the PRC Company has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company, the HK Company or the PRC Company and, to the knowledge of the Company, the HK Company and the PRC Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, neither the Company, the HK Company, nor the PRC Company is, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected. To the knowledge of the Company, the HK Company and the PRC Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company, the HK Company or the PRC Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company, any event or circumstance relating to the Company, the HK Company or the PRC Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

5.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company’s knowledge, no such Proceeding has been threatened.

5.11 No Brokers or Finders. No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

12

5.12 Title to and Condition of Properties. Except as would not have a Material Adverse Effect, the Company owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.13 Board Recommendation. The Company Board has, by unanimous written consent, determined that this Agreement and the transactions contemplated by this Agreement, are advisable and in the best interests of the Company and its Shareholders.

5.14 Intellectual Property. The Company and each of the Company Subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

SECTION VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND THE ACQUIROR COMPANY PRINCIPAL SHAREHOLDER

The Acquiror Company and the Acquiror Company Principal Shareholder, jointly and severally, represent and warrant to the Shareholders and the Company as follows:

6.1 Organization and Qualification. The Acquiror Company is duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.

6.2 Subsidiaries. The Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

6.3 Organizational Documents. True, correct and complete copies of the Organizational Documents of the Acquiror Company have been delivered to the Company prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents since such date of delivery. The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

6.4 Authorization. The Acquiror Company and the Acquiror Company Principal Shareholder have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party. The execution, delivery and performance by the Acquiror Company and the Acquiror Company Principal Shareholder of this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror Company and the Acquiror Company Principal Shareholder of this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person other than such other customary filings with the Commission for transactions of the type contemplated by this Agreement and the Transaction Documents.

13

6.5 No Violation. Neither the execution nor the delivery by the Acquiror Company and the Acquiror Company Principal Shareholder of this Agreement or any Transaction Document to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party, nor the consummation or performance by the Acquiror Company and the Acquiror Company Principal Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company (if the Acquiror Company Principal Shareholder is not a natural person; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company or the Acquiror Company Principal Shareholder is a party or by which the properties or assets of the Acquiror Company or the Acquiror Company Principal Shareholder is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company or the Acquiror Company Principal Shareholder, or any of the properties or assets owned or used by the Acquiror Company or the Acquiror Company Principal Shareholder, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or the Acquiror Company Principal Shareholder or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company or the Acquiror Company Principal Shareholder, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company and the Acquiror Company Principal Shareholder, this Agreement and each of the Transaction Documents to which the Acquiror Company and the Acquiror Company Principal Shareholder is a party are duly authorized, executed and delivered by the Acquiror Company and the Acquiror Company Principal Shareholder and constitutes the legal, valid and binding obligations of the Acquiror Company and the Acquiror Company Principal Shareholder, enforceable against the Acquiror Company and the Acquiror Company Principal Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

6.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Shareholders, contained in Section 4 and Exhibits D and E, the issuance of the Acquiror Company Shares pursuant to this Agreement will be when issued and paid for in accordance with the terms of this Agreement issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

6.8 Capitalization and Related Matters.

6.8.1 Capitalization. The authorized capital stock of the Acquiror Company consists of 320,000,000 shares: 300,000,000 shares of the Acquiror Company’s Common Stock are authorized, par value $.001, of which 2,379,935 shares are issued and outstanding immediately prior to the Repurchase and 279,935 are issued and outstanding immediately after the Repurchase; and 20,000,000 shares of the Acquiror Company’s Preferred Stock are authorized, par value $0.001, of which 5,000,000 shares are issued and outstanding immediately prior to the Repurchase and none are issued and outstanding immediately after the Repurchase. All issued and outstanding shares of the Acquiror Company’s Common Stock immediately prior to the Repurchase and the Share Exchange are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company’s Common Stock to consummate the transactions contemplated hereby. There are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Acquiror Company. The issuance of all of the shares of Acquiror Company’s Common Stock described in this Section 6.8.1 have been in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Acquiror Company has any right to rescind or bring any other claim against the Acquiror Company for failure to comply under the Securities Act, or state securities laws.

14

6.8.2 No Redemption Requirements. Except as contemplated by the Repurchase, there are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3 Duly Authorized. The issuance of the Acquiror Company Shares has been duly authorized and, upon delivery to the Shareholders of certificates therefor in accordance with the terms of this Agreement, the Acquiror Company Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9 Compliance with Laws. The business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders. The Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and, to the knowledge of the Acquiror Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

6.10 Certain Proceedings. There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

6.11 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and after the Closing, the Acquiror Company Principal Shareholder will indemnify and hold the Acquiror Company and the Company harmless against any liability or expense arising out of, or in connection with, any such claim.

6.12 Absence of Undisclosed Liabilities. Except as set forth on Schedule II, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Acquiror Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date. Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company and of the Acquiror Company will be cancelled at Closing. The Acquiror Company has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since September 30, 2014.

15

6.13 Changes. Except as set forth in the SEC Documents, the Acquiror Company has, conducted its business in the usual and ordinary course of business consistent with past practice and has not:

6.13.1 Ordinary Course of Business. Entered into any transaction other than in the usual and ordinary course of business, except for this Agreement and each of the Transaction Documents.

6.13.2 Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business, none of which would have a Material Adverse Effect;

6.13.3 Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

6.13.4 Liens. Created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

6.13.5 Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

6.13.6 Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

6.13.7 Material Acquiror Company Contracts. Terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

6.13.8 Claims. Released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company in excess of US $10,000 in the aggregate or instituted or settled any Proceeding involving in excess of US$10,000 in the aggregate;

6.13.9 Discharged Liabilities. Paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

6.13.10 Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

6.13.11 Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

6.13.12 Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

6.13.13 Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

6.13.14 Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

16

6.14 Material Acquiror Company Contracts. The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Company Contract, including each amendment, supplement and modification thereto.

6.14.1 No Defaults. Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company that is party thereto, and is in full force and effect. The Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

6.15 Employees.

6.15.1 The Acquiror Company has no employees, independent contractors or other Persons providing services to them. Except as would not have a Material Adverse Effect, the Acquiror Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other taxes, and occupational safety and health. The Acquiror Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

6.15.2 No director, officer or employee of the Acquiror Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of the Acquiror Company or (b) the ability of the Acquiror Company to conduct its business. Each employee of the Acquiror Company is employed on an at-will basis and the Acquiror Company does not have any contract with any of its employees which would interfere with its ability to discharge its employees.

6.16 Tax Returns and Audits.

6.16.1 Tax Returns. The Acquiror Company has filed all material Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company and has paid all material Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction; there are no Liens with respect to Taxes on the Acquiror Company’s property or assets other than Permitted Liens; and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.

6.16.2 No Adjustments, Changes. Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

6.16.3 No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated. The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, since its inception and any and all correspondence with respect to the foregoing.

6.16.4 Not a U.S. Real Property Holding Corporation. The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

17

6.16.5 No Tax Allocation, Sharing. The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement or liable for the Taxes of any other Person as a successor or transferee, by contract or otherwise.

6.16.6 No Other Arrangements. The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Acquiror Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4. The Acquiror Company is not and has not been a member of any Tax Group.

6.17 Material Assets. The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

6.18 Litigation; Orders. There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees. To the knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror Company is not subject to any Orders.

6.19 Licenses. The Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”). The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Acquiror Company Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit. The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit. All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons. All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

6.20 Interested Party Transactions. Except as set forth in the SEC Documents, no officer, director or stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected.

18

6.21 Governmental Inquiries. The Acquiror Company has provided to the Company a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the Acquiror Company from any Governmental Authority, and the Acquiror Company’s response thereto, and each material written statement, report or other document filed by the Acquiror Company with any Governmental Authority.

6.22 Safe Deposit Boxes. The Acquiror Company does not have any lock boxes or safety deposit boxes.

6.23 Intellectual Property. The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

6.24 Title to Properties. The Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

6.25 SEC Documents; Financial Statements. The Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three (3) years preceding the date hereof (or such shorter period as the Acquiror Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents and any registration statements filed under the Securities Act (the “Registration Statements”) complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents or Registration Statements, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents and the Registration Statements as and to the extent required under the Exchange Act and the Securities Act, as applicable. The financial statements of the Acquiror Company included in the Registration Statement SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. The disclosure set forth in the SEC Documents and Registration Statements regarding the Acquiror Company’s business is current and complete and accurately reflects operations of the Acquiror Company as it exists as of the date hereof.

6.26 Stock Option Plans; Employee Benefits.

6.26.1 The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options to directors, officers or employees.

6.26.2 The Acquiror Company has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Acquiror Company.

6.26.3 Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company.

19

6.27 Money Laundering Laws. The operations of the Acquiror Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror Company, threatened.

6.28 Board Recommendation. The Acquiror Company Board, by unanimous written consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

SECTION VII

COVENANTS OF THE ACQUIROR COMPANY

7.1 SEC Documents. From and after the Closing Date, in the event the Commission notifies the Acquiror Company of its intent to review any SEC Document filed prior to the Closing Date or the Acquiror Company receives any oral or written comments from the Commission with respect to any SEC Document filed prior to the Closing Date or any disclosure regarding the Acquiror Company’s business or operations, as in existence through the date hereof in any SEC Document or registration statement filed after the Closing Date, the Acquiror Company shall promptly notify the Acquiror Company Principal Shareholder and the Acquiror Company Principal Shareholder shall fully cooperate with the Acquiror Company in connection with such review and response.

7.2 Schedule 14(f) Information Statement. Within ten (10) days following the Closing Date, the Acquiror Company will file and mail a Schedule 14(f) information statement to the stockholders of record of the Acquiror Company.

7.3 Form 8-K. Within four (4) business days of the Closing Date, the Acquiror Company shall file the Form 8-K.

SECTION VIII

CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

8.2 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

20

8.3 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Shareholders, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

8.4 Documents. The Company and the Shareholders must deliver to the Acquiror Company at the Closing:

8.4.1 share certificates evidencing the number of Shares held by each Shareholder (as set forth in Exhibit A);

8.4.2 each of the Transaction Documents to which the Company and/or the Shareholders is a party, duly executed;

8.4.3 such other documents as the Acquiror Company may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

8.5 No Proceedings. There must not have been commenced or threatened against the Acquiror Company, the Company or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

8.6 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, other than the Shareholders, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other stock, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Shares.

8.7 Repurchase. The Repurchase shall have been completed.

SECTION IX

CONDITIONS PRECEDENT OF THE COMPANY

AND THE SHAREHOLDERS

The Shareholders’ obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Shareholders jointly, in whole or in part):

9.1 Accuracy of Representations. The representations and warranties of the Acquiror Company and Acquiror Company Principal Shareholder set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule. The representations and warranties of the Acquiror Company and Acquiror Company Principal Shareholder set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto that are qualified as to materiality shall be true and correct in all respects as of the date of this Agreement, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

21

9.2 No Force Majeure Event. There shall not have been any delay, error, failure or interruption in the conduct of the business of the Acquiror Company, or any loss, injury, delay, damage, distress, or other casualty, due to force majeure including but not limited to (a) acts of God; (b) fire or explosion; (c) war, acts of terrorism or other civil unrest; or (d) national emergency.

9.3 Consents.

9.3.1 All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

9.3.2 Without limiting the foregoing, the Schedule 14(f) Filing shall have been prepared to be filed with the Commission by the Acquiror Company after the Closing Date.

9.4 Documents. The Acquiror Company must have caused the following documents to be delivered to the Company and/or the Shareholders:

9.4.1 share certificates evidencing each Shareholder’s pro rata share of the Acquiror Company Shares (as set forth in Exhibit A);

9.4.2 a Secretary’s Certificate, dated the Closing Date certifying attached copies of the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby;

9.4.3 each of the Transaction Documents to which the Acquiror Company is a party, duly executed;

9.4.4 the resignation of Anthony as an officer of the Acquiror Company on the Closing Date;

9.4.5 Acquiror Company Board Resolutions (i) increasing the size of the board to 2 members, (ii) appointing Mr. Chen Huangchen to serve as Chairman of the Acquiror Company Board, Mr. Yu Ben Ansheng as President and Chief Executive Officer of the Company, Ms. Janet Chan as Chief Financial Officer and Treasurer of the Acquiror Company and Mr. Shi YaPing as Chief Operating Officer and Secretary of the Acquiror Company; and (iii) nominating Mr. Yu Ben Ansheng to serve as a member of the Acquiror Company Board, with such appointment to be effective on the Effective Time.

9.4.6 a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of common stock immediately before the Closing;

9.4.7 such other documents as the Company may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement;

9.5 No Proceedings. There must not have been commenced or threatened against the Acquiror Company, the Company or any Shareholder, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

9.6 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, other than the Shareholders any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company, or (b) is entitled to all or any portion of the Acquiror Company Shares.

9.7 No Liability. There must not be any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due,) whether or not known to the Acquiror Company.

9.8 Cancellation of Shares. The Repurchase shall have been completed.

22

SECTION X

INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement shall expire on the second (2nd) anniversary of the date this Agreement is executed (the “Survival Period”), except for those representations and warranties set forth under Section 6.16 which shall survive until the expiration of the applicable statute of limitations, plus 60 days. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 Indemnification by the Acquiror Company Principal Shareholder. From and after the execution of this Agreement until the expiration of the Survival Period, the Acquiror Company Principal Shareholder shall indemnify and hold harmless the Acquiror Company, Company and the Shareholders (collectively, the “Company Indemnified Parties”), from and against any damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Acquiror Company or the Acquiror Company Principal Shareholder in this Agreement or any Transaction Document or in any certificate delivered by the Acquiror Company pursuant to this Agreement;

(b) any breach by the Acquiror Company or the Acquiror Company Principal Shareholder of any covenant or obligation of the Acquiror Company in this Agreement or any Transaction Document required to be performed by the Acquiror Company or the Acquiror Company Principal Shareholder on or prior to the Closing Date or after the Closing Date; or

(c) any and all losses, claims, damages, or liabilities (including Taxes) of the Acquiror Company or the Acquiror Company Principal Shareholder, arising out of or pertaining to an event or transaction occurring or otherwise attributable to a period on or prior to the Closing Date.

10.3 Indemnification by Acquiror Company Principal Shareholder relating to a proceeding.

10.3.1 The Acquiror Company Principal Shareholder shall to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present, former and future director, officer or employee of the Acquiror Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement, in connection with any Proceeding whether by a third party, the Acquiror Company or otherwise (x) arising out of or pertaining to the transactions contemplated by this Agreement regarding or relating to the actions, representations or warranties of the Acquiring Company or the Acquiror Company Principal Shareholder, up to the Closing Date or (y) otherwise with respect to any acts or omissions occurring on or prior to the Closing Date (“Damages”), to the same extent as provided in the Acquiror Company’s Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for the Survival Period. In the event of any such Proceeding (whether arising before or after the Closing Date), (i) the Acquiror Company Principal Shareholder shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Acquiror Company Principal Shareholder for such payments in the circumstances and to the extent required by the Acquiror Company’s Organizational Documents, any applicable contract or agreement or applicable Law within 30 days of such payment, and (ii) the Acquiror Company Principal Shareholder shall cooperate in the defense of any such matter; provided, however, that the Acquiror Company Principal Shareholder shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

23

10.4 Indemnification by the Acquiror Company and Company. From and after the execution of this Agreement until the expiration of the Survival Period, the Acquiror Company and Company shall indemnify and hold harmless the Acquiror Company Principal Shareholder, (the “Principal Shareholder Indemnified Parties”), from and against any damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Company in this Agreement or any Transaction Document delivered pursuant to this Agreement; or

(b) any and all losses, claims, damages, or liabilities against the Acquiror Company Principal Shareholder, occurring after the Closing Date.

10.5 Breach by the Shareholders. Nothing in this Section 10 shall limit the Acquiror Company’s right to pursue any appropriate legal or equitable remedy against any Shareholder with respect to any damages from and after the execution of this Agreement, until the expiration of the Survival Period arising, directly or indirectly, from or in connection with: (a) any breach by such Shareholder of any representation or warranty made by such Shareholder in this Agreement or in any certificate delivered by such Shareholder pursuant to this Agreement or (b) any breach by such Shareholder of any covenants or obligation, in this Agreement required to be performed on or prior to the Closing Date or after the Closing Date. All claims of the Acquiror Company pursuant to this Section 10.5 shall be brought by the Acquiror Company Principal Shareholder on behalf of the Acquiror Company and those Persons who were stockholders of the Acquiror Company immediately prior to the Closing Date.

SECTION XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 Public Announcements. The Acquiror Company shall promptly, but no later than four (4) business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. The Acquiror Company shall also file with the Commission a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date. Prior to the Closing Date, the Company and the Acquiror Company shall consult with each other in issuing the Form 8-K, the press release and any other press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

24

11.3 Confidentiality.

11.3.1 The Acquiror Company, the Acquiror Company Principal Shareholder, the Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

11.3.2 In the event that any party is required to disclose any information of another party pursuant to clause (b) or (c) of Section 11.3.1, the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

11.3.3 If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all of such written information each party has regarding the other party.

11.4 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Acquiror Company: Stark Beneficial, Inc. 330 Clematis Street, Suite 217 West Palm Beach, Florida 33401 Attention: Michael Anthony	with a copy to: Legal & Compliance, LLC 330 Clematis Street Suite 217 West Palm Beach, FL 33401 Office: 561-514-0936 Fax: 561-514-0832 Attention: Laura E. Anthony, Esquire

If to the Company: China Greenstar Holdings Limited Suite B, 16/F., Ritz Plaza 122 Austin Road Tsim Sha Tsui, Kowloon, Hong Kong	with a copy to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Office: 212-407-4000 Fax: 212-407-4990 Attention: Mitchell S. Nussbaum, Esq.

25

11.5 Arbitration. Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

11.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Sections 10.3 and 7.2, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.12 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

26

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Acquiror Company:		Acquiror Company Principal Shareholder:

Stark Beneficial, Inc.		Michael Anthony

Signed:	/s/ Michael Anthony	Signed:	/s/ Michael Anthony

Printed name:	Michael Anthony	Printed name:	Michael Anthony

Company:

China Greenstar Holdings Limited

Signed:	/s/ Yu Ben Ansheng

Printed name:	Yu Ben Ansheng

Shareholders:

Forever Prosperous Holdings (China) Limited

Signed:	/s/ Yu Ben Ansheng

Printed name:	Yu Ben Ansheng

New Empire Ventures Limited

Signed:	/s/ Ricardo Lee

Printed name:	Ricardo Lee

Pride Sun Limited

Signed:	/s/ Shum Sui On

Printed name:	Shum Sui On

27

SCHEDULE I

COMPANY SHAREHOLDERS

Forever Prosperous Holdings (China) Limited	60% shareholding

New Empire Ventures Limited	20% shareholding

Pride Sun Limited	20% shareholding

SCHEDULE II

ACQUIROR COMPANY LIABILITIES

EXHIBIT A

SHARES AND ACQUIROR COMPANY SHARES TO BE EXCHANGED

Total Shares to be delivered by the Shareholders to Acquiror Company:	100

Total Acquiror Company Shares to be delivered by the Acquiror Company to the Shareholders:	102,100,000

Name and Address of Each Shareholder	Number of Shares of Company Owned	Percentage of Total Shares of Company Owned	Number of Total Acquirer Company Shares Issuable	Post-Closing Percentage of Acquirer Common Stock*
Forever Prosperous Holdings (China) Limited	60	60%	61,260,000	60%
New Empire Ventures Limited	20	20%	20,420,000	20%
Pride Sun Limited	20	20%	20,420,000	20%

EXHIBIT B

Definition of “Accredited Investor”

The term “accredited investor” means:

(1)	A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(2)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(3)	An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

(4)	A director or executive officer of the Acquiror Company.

(5)	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds US $1,000,000.

(6)	A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(7)	A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

(8)	An entity in which all of the equity owners are accredited investors. (If this alternative is checked, the Shareholder must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

EXHIBIT C

Definition of “U.S. Person”

(1)	“U.S. person” (as defined in Regulation S) means:

	(i)	Any natural person resident in the United States;

	(ii)	Any partnership or corporation organized or incorporated under the laws of the United States;

	(iii)	Any estate of which any executor or administrator is a U.S. person;

	(iv)	Any trust of which any trustee is a U.S. person;

	(v)	Any agency or branch of a foreign entity located in the United States;

	(vi)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

	(vii)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

	(viii)	Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

(2)	Notwithstanding paragraph (1) above, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a “U.S. person.”

(3)	Notwithstanding paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

	(i)	An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

	(ii)	The estate is governed by foreign law.

(4)	Notwithstanding paragraph (1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

(5)	Notwithstanding paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

(6)	Notwithstanding paragraph (1), any agency or branch of a U.S. person located outside the United States shall not be deemed a “U.S. person” if:

	(i)	The agency or branch operates for valid business reasons; and

	(ii)	The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

(7)	The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed “U.S. persons.”

EXHIBIT D

ACCREDITED INVESTOR REPRESENTATIONS

Each of the Shareholders indicating that it is an Accredited Investor, severally and not jointly, further represents and warrants to the Acquiror Company as follows:

1.	Such person or entity qualifies as an Accredited Investor on the basis set forth on its signature page to this Agreement.

2.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such Shareholder’s interests in connection with the transactions contemplated by this Agreement.

3.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Shares.

4.	Such person or entity understands the various risks of an investment in the Acquiror Company Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Shares.

5.	Such person or entity has had access to the Acquiror Company’s publicly filed reports with the SEC.

6.	Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Acquiror Company Shares.

7.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Shares.

8.	Such person or entity is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

9.	Such person or entity is acquiring the Acquiror Company Shares for such person’s or entity’s, as the case may be, own account, for investment and not for distribution or resale to others.

10.	Such person or entity will not sell or otherwise transfer the Acquiror Company Shares, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

11.	Such person or entity understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Shares for sale under the Securities Act.

12.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Acquiror Company Shares substantially in the form set forth in Section 4.2.5(a).

13.	Such person or entity represents that the address furnished on its signature page to this Agreement and in Exhibit A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

14.	Such person or entity understands and acknowledges that the Acquiror Company Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

15.	Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Company Shares.

EXHIBIT E

NON U.S. PERSON REPRESENTATIONS

Each Shareholder indicating that it is not a U.S. person, severally and not jointly, further represents and warrants to the Acquiror Company as follows:

1.	At the time of (a) the offer by the Acquiror Company and (b) the acceptance of the offer by such person or entity, of the Acquiror Company Shares, such person or entity was outside the United States.

2.	No offer to acquire the Acquiror Company Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such person or entity or its representatives inside the United States.

3.	Such person or entity is not purchasing the Acquiror Company Shares for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4.	Such person or entity will make all subsequent offers and sales of the Acquiror Company Shares either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the Acquiror Company Shares to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5.	Such person or entity is acquiring the Acquiror Company Shares for such Shareholder’s own account, for investment and not for distribution or resale to others.

6.	Such person or entity has no present plan or intention to sell the Acquiror Company Shares in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the Acquiror Company Shares and is not acting as a Distributor of such securities.

7.	Neither such person or entity, its Affiliates nor any Person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the Acquiror Company Shares at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the Acquiror Company Shares substantially in the form set forth in Section 4.2.5(b).

9.	Such person or entity is not acquiring the Acquiror Company Shares in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

11.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Shares.

12.	Such person or entity understands the various risks of an investment in the Acquiror Company Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Shares.

13.	Such person or entity has had access to the Acquiror Company’s publicly filed reports with the SEC.

14.	Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Acquiror Company Shares.

15.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Shares.

16.	Such person or entity is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

17.	Such person or entity will not sell or otherwise transfer the Acquiror Company Shares, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18.	Such person or entity understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Shares for sale under the Securities Act.

19.	Such person or entity represents that the address furnished on its signature page to this Agreement and in Exhibit A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

20.	Such person or entity understands and acknowledges that the Acquiror Company Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

21.	Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the Acquiror Company Shares.

2